EXHIBIT 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated as of June 14, 2005 between MAIDENFORM, INC., a New York corporation with a principal place of business at 154 Avenue E, Bayonne, NJ 07002 (the “Employer”), Maurice Reznik (the “Employee”), and solely for purposes of Sections 3(c), 4, and 19, Maidenform Brands, Inc. (sometimes hereinafter referred to as “Parent”).

W I T N E S S E T H :

WHEREAS, the Employer wishes to continue to employ the Employee for the period provided in this Agreement, and the Employee is willing to continue to serve in the employ of the Employer for such period, upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Employment.  The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.             Term of Employment.  (a)  The term of the Employee’s employment under this Agreement shall commence on the date hereof and it shall continue for a period of one year thereafter (the “Initial Term”), unless this Agreement shall be renewed for an additional term or terms in accordance with paragraph (b) of this Section 2, or unless earlier terminated as provided herein.

(b)           This Agreement shall automatically be renewed upon the expiration of the Initial Term for successive periods of one year each (each an “Additional Term”), unless either party notifies the other party in writing at least 120 days prior to the expiration of the Initial Term or any such Additional Term (the Initial Term and each Additional Term are collectively referred to as “Term of Employment”).

3.             Compensation.  (a)  Base.  During the Term of Employment, the Employer shall pay the Employee a base salary at not less than an annual rate of Four Hundred and Thirty Thousand($430,000.00) Dollars, in accordance with the Employer’s normal payroll practices (as increased in accordance with this Section 3(a), the “Base Salary”).  Such Base Salary shall be reviewed at least annually by the Board of Directors of Maidenform Brands, Inc. (the “Board”) and the Board may at any time increase (but not decrease) the Employee’s Base Salary hereunder as the Board may in its sole and absolute discretion deem reasonable and appropriate.

(b)           Incentive Compensation.  The Employee shall be a participant in the Maidenform Brands, Inc. 2005 Annual Performance Bonus Plan (the “Bonus Plan”) for fiscal year January 2, 2005 through December 31, 2005, with the operating targets, compensation percentage and other terms with respect to the Employee as in effect on the date hereof.  For fiscal years thereafter during the Term of Employment, the Employee’s incentive compensation shall be based upon such performance goals permitted under the Bonus Plan, including, a Personal Goals Bonus, an EBITDA Target Level Bonus and an Extraordinary EBITDA Target Level Bonus,

each on the terms and subject to the conditions set forth below and the Bonus Plan.  For fiscal year 2005, the Personal Goals Bonus shall be up to 20% of the Base Salary in effect for the year for which the bonus is paid and shall be based upon personal goals set by the Compensation Committee of the Board (the “Compensation Committee”) after consultation with the Employee, with the level of such achievement determined by the Compensation Committee, in its discretion.  For fiscal year 2005, the EBITDA Target Level Bonus shall be up to 80% of the Base Salary as in effect for the year for which the bonus is paid, and it shall be based on achievement (as determined by the Compensation Committee) of a EBITDA target set and structured by mutual agreement on an annual basis by the Compensation Committee and the Employee.  For fiscal year 2005, the Extraordinary EBITDA Target Level Bonus shall be up to 40% of the Base Salary as in effect for the year for which the bonus is paid, and it shall be based on achievement (as determined by the Compensation Committee) of a higher EBITDA target set and structured by mutual agreement on an annual basis by the Compensation Committee and the Employee.

(c)           Stock Options.

(i)            Stock Options Granted on or after the Date Hereof.      With respect to options to purchase stock of Parent granted on or after the date hereof, such stock options will have an exercise price equal to at least the fair market value of Parent common stock on the grant date and will vest and become exercisable in equal annual installments over a four year period (provided the Employee is continuously employed by the Employer through the applicable vesting date) subject to 100% acceleration of vesting upon a Change in Control (as defined under the Maidenform Brands, Inc. 2005 Stock Incentive Plan).  Upon the Employee’s termination of employment by the Employer as a result of non-renewal of the Term of Employment by the Employer pursuant to Section 2(b) above or by the Employer without Cause (as defined below) or by the Employee for Good Reason (as defined below), such stock options shall become vested with respect to the number of shares that would have vested if the Employee’s employment would have continued for an additional twelve month period.  Following any such termination described in this Section 3(c)(i) or termination due to the Employee’s Disability or death, stock options granted on or after the date hereof shall remain exercisable until the earlier of (1) the original expiration date of the option, or (2) one year following such termination of employment.  The provisions of this Section 3(c) shall supersede any conflicting provision of the applicable stock option agreements between the Parent and the Employee.

(ii)           Stock Options Granted Prior to the Date Hereof.            With respect to options that were granted to Employee prior to the date hereof and were not vested on or before December 31, 2004, if the Employee’s employment is terminated by the Employer by the giving of notice of non-renewal of the term pursuant to Section 2(b) above or terminated by the Employer without Cause (as defined below) or by the Employee as a resignation for Good Reason (as defined below), such stock options shall become vested with respect to the number of shares that would have vested if the Employee’s employment would have continued for an additional twelve month period.  Any stock options that are subject to Section 409A of the Internal Revenue

Code of 1986, as amended (the “Code”) shall be amended to be exercisable only at such time or times as permitted by Section 409A of the Code and to otherwise comply therewith, as approved by Employer and Employee.  Nothing contained herein shall be deemed to amend any Rollover Common Stock Options or Rollover Preferred Stock Options previously granted to Employee.

4.             Duties.  During the Term of Employment, (i) the Employee shall be engaged as the President of Maidenform, Inc. and the Parent.  The Employee shall have the responsibility and authority to manage and direct the wholesale sales, marketing, design, new product development and international wholesale sales and marketing activities of the Employer, subject to the supervision of the Chief Executive Officer of the Employer and the Parent.  In addition, the Employee shall have such other or more specific responsibilities or duties with respect to the business of the Employer consistent with the Employee’s position as President as may be determined and assigned to the Employee from time to time by or upon the authority of the Chief Executive Officer, the Board or the Board of Directors of the Employer.  The Employee shall report to the Chief Executive Officer of the Employer and the Parent.  Maidenform, Inc. and its subsidiary companies are hereinafter individually and collectively along with the Parent called the “Employer’s Group”  The Employee shall also serve as an Officer or Director of any member of the Employer’s Group as requested by the Employer without any additional compensation therefore other than as specified in this Agreement.  The Employer has Director’s and Officer’s

Liability Insurance in effect and will maintain Director’s and Officer’s Liability Insurance Coverage uninterruptedly in effect during the Term of Employment.

5.             Extent of Service.  The Employee agrees to devote his best efforts, energies and skills to the faithful discharge of the duties and responsibilities attributable to his offices, and to this end will devote his full working time and attention to the business and affairs of the Employer’s Group.  Employee shall be based at the Employer’s Bayonne, New Jersey office and its New York City office, but shall perform services hereunder at other locations as shall be reasonably appropriate.  Notwithstanding the foregoing, it is understood that the Employee may devote reasonable time and attention consistent with the practice of other senior executives similarly situated, to civic or community affairs and to service on the Board of Directors or Advisory Board of other non-competing corporations, provided that (i) the Employee shall serve on no more than two such Corporate Boards or Advisory Boards at any time; (ii) the Compensation Committee shall have approved such Board memberships, which approval shall not be unreasonably withheld; and (iii) it does not interfere in any material way with the performance of his responsibilities to the Employer’s Group under this Agreement or create a conflict of interest.

6.             Expenses.  The Employee is authorized to incur reasonable, ordinary and necessary expenses in the performance of his duties hereunder consistent with the Employer’s existing expense reimbursement policy, as it may be amended from time to time, and the

Employer shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an account of such expenditures.

7.             Vacation.  The Employee shall be entitled to twenty (20) days of paid vacation during each of the successive twelve (12) month periods comprising the Term of Employment, or a pro rata portion thereof for any such successive period which is less than twelve (12) months.  Vacation hereunder shall be taken at times which are mutually determined by the Employer and the Employee not to interfere, in any material respect, with the Employee’s performance of his duties hereunder.

8.             Employee Benefits.  The Employee shall be entitled during the Term of Employment to participate in any employee benefit program or arrangement maintained by the Employer which is generally available to other senior employees of the Employer, including any qualified or non-qualified retirement or deferred compensation arrangements or 401(k) savings plan, life insurance, medical, long-term disability plans, severance arrangements, or other allowances.  Such participation shall be in accordance with all applicable terms and conditions of such plans or programs, including, without limitation, provisions respecting the satisfaction of any applicable eligibility periods for plan participation and the modification or termination of such plans

9.             Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated at any time by the Employer in the event of:

(A)          (i) The Employee’s conviction for or entry of a plea of guilty or nolo contendere with respect to a felony or any crime that constitutes a misdemeanor involving moral turpitude under federal law or the law of any state, (ii) the Employee’s willful misappropriation of funds or property of the Employer’s Group or other acts of fraud, dishonesty self-dealing, any significant violation of any statutory or common law duty of loyalty to the Employer’s Group, (iii) the Employee’s perpetration of an illegal act which causes material economic injury to the Employer or the Employer’s Group, or (iv) a material breach of this Agreement by the Employee or the Employee’s failure to perform his duties hereunder in any material respect, provided that as to (iv), the Employee shall be given written notice and an opportunity, not to exceed ten (10) days, to effectuate a cure, provided that such breach or failure is susceptible to cure, as determined by the Board or the Board of Directors of the Employer, in good faith (hereinafter “Cause”).

(B)           The Employee’s death; or

(C)           The Employee’s inability due to any physical or mental condition of the Employee, to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) within any twelve (12) month period (hereinafter “Disability”);

by written notice to the Employee (except that notice of termination shall not be required in the case of the Employee’s death) specifying the event relied upon for such termination and the effective date of such termination (the effective date of any termination of employment hereunder is referred to as the “Termination Date”).

10.           Payments Upon Termination of Employment.  (a)  In the event the Employee’s employment under this Agreement is terminated for any reason specified in Section 9 above this Agreement shall terminate and be deemed cancelled and the Employer shall be under no obligation hereunder either to continue the Employee’s employment or to provide the Employee with any payment or benefit of any kind whatsoever, except for the Employee’s Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of Employer (other than any severance pay plan maintained by the Employer).  In addition, in the event of termination pursuant to 9(B) or (C) above, the Employer shall also pay the amount of any incentive compensation as described in Section 3(b) hereof to which the Employee would have been entitled for the year of termination had the Employee’s employment not terminated, prorated to the Termination Date based on the number of days actually employed during the applicable year, payable when such incentive compensation would be payable to other employees for that year and based upon actual results and the Employer’s financial performance for the full applicable year.  In addition, in the event of termination pursuant to 9(B) or (C) above, the Employee shall be entitled to benefits under any group life insurance or disability insurance benefits provided in accordance with the Employer’s welfare benefit plans.

(b)           The Employee’s employment under this Agreement may also be terminated on fifteen (15) days’ prior notice by the Employer not for Cause and it may be terminated by the Employee for Good Reason if circumstances constituting Good Reason exist, and neither of such terminations of employment shall be a breach of this Agreement by the Employer so long as the benefits set forth below are provided to the Employee.  In the event that the Employee’s employment with the Employer is terminated by the Employer as a result of non-renewal of the Term of Employment pursuant to Section 2(b) above or terminated by the Employer without Cause or by the Employee for Good Reason, then, in addition to the Employee’s Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of the Employer (other than any severance pay plan maintained by the Employer), subject to the Employee’s execution and delivery of a release, to the fullest extent permitted by law in favor of the Employer’s Group (and its affiliates) in substantially the form attached hereto, as may be modified to take into account changes in applicable law, the Employee will be entitled to the following:

(1)     Payment of a lump sum equal to one and one-half (1.5) times his Base Salary (as in effect on the Termination Date), plus an amount equal to one times his average annual bonus (taking into account all annual bonuses paid under Section 3(b) hereof for the applicable year) over the three calendar years immediately preceding his termination of employment.  This amount shall be subject to tax and other required withholdings and be payable within thirty days of the date of termination of employment (but not prior to the end of the Revocation Period (as defined in Exhibit A hereto)), or such later date as required under Section 409A of the Code.

(2)     In addition, if the Employee or his dependents are otherwise eligible for COBRA continuation of group health plan coverage and the Employee (or his dependents) timely elect such coverage, the Employer shall pay the cost of such COBRA coverage in an amount equal to 100% of the monthly premium for such coverage for eighteen months.

(3)     In addition, the Employer will provide the Employee with outplacement services up to a maximum of $10,000, provided that such benefit shall cease on the date the Employee obtains subsequent employment.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to require the Employee to seek other employment following the termination of his employment hereunder and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

(c)           For the purposes of this Agreement “Good Reason” shall mean:

(1)           The assignment to the Employee of duties inconsistent in any material way with his position (including title and reporting requirements), authority, duties, or responsibilities;

(2)           Reduction in the Employee’s Base Salary or annual bonus opportunity; or

(3)           Relocation of the Employee to a location outside a radius of 50 miles of the Employer’s Bayonne, New Jersey office and its New York, NY office;

provided that, as to (1) and (2), the Employer shall be given written notice and an opportunity, not to exceed ten (10) days, to effectuate a cure for such asserted “Good Reason” by the Employee.

11.           Confidentiality.  The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Employer.  As a result, during the Term of Employment and thereafter, the Employee shall not, without the prior written consent of the Board, for any reason, either directly or indirectly, divulge to any third party (except as may be required to further the interests of the Employer) or use for his own benefit, or for any purpose other than the exclusive benefit of the Employer, any and all confidential, proprietary, business and technical information or trade secrets of the Employer’s Group (“Proprietary Information”) revealed, obtained or developed in the course of his employment with the Employer’s Group.  Such Proprietary Information shall include but shall not be limited to, marketing and development plans, confidential cost and pricing information, identities of customers and suppliers, the relationship of the Employer’s Group with actual or prospective customers who are engaged in discussions with the Employer’s Group, the needs and requirements of any such customers, and any other confidential information relating to the business of the Employer’s Group, provided that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties hereunder or such disclosures as may be required by law; and further provided that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 11.

12.           Property and Inventions.

(a)           All Proprietary Information shall be and remain the sole property of the Employer.  During the Term of Employment, and thereafter, Employee shall not remove from the Employer’s Group offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing information of the type identified in Section 11 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with his duties and responsibilities hereunder and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as reasonably possible after the removal shall serve its specific purpose.  Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties; and upon the termination of his employment with the Employer, he shall leave with or return to the Employer all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

(b)           The Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the business or planned business of the Employer or any of its subsidiaries or affiliates that, alone or jointly with others, the Employee may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (or while employed with the Employer prior the Term of Employment) (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Employer and the Employee hereby assigns to the Employer all of his right, title and interest in and to all such Developments.  The Employee shall promptly and fully disclose all future material

Developments to the Board and, at any time upon request and at the expense of the Employer, shall execute, acknowledge and deliver to the Employer all instruments that the Employer shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Employer to enable the Employer to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Employer.  All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Developments or otherwise concerning the business or planned business of the Employer or any of its subsidiaries or affiliates shall be the property of the Employer or such subsidiary or affiliate and shall be delivered to the Employer or such subsidiary or affiliate promptly upon the expiration or termination of the Term of Employment.

(c)           The provisions of this Section shall, without any limitation as to time, survive the expiration or termination of the Employee’s employment hereunder, irrespective of the reason for any termination.

13.           Covenant not to Compete and Non-Solicitation.  In consideration for the benefits and payments described herein and other good and valuable consideration, the Employee shall not, during the Term of Employment and for a period of eighteen (18) months after his employment terminates for any reason, engage in any of the following directly or indirectly without the prior written consent of the Board:

(a)           engage or participate in any business activity directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer or proposed to be conducted at such time;

(b)           become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is, taken as a whole, directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment (or proposed to be conducted at such time) with the Employer, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer (or proposed to be conducted at such time).  Notwithstanding the foregoing, nothing contained in this Section 13 shall prohibit the Employee from (i) holding not more than five percent (5%) of the outstanding securities of any class of any publicly-traded company, or (ii) after the Term of Employment engaging or participating in or having an interest in

(as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is not directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer (or proposed to be conducted at such time), provided Employee does not breach the provisions of Section 13 (c) or (d) or (e), hereof;

(c)           solicit or attempt to solicit either directly or indirectly any customer of the Employer’s Group with whom the Employer’s Group shall have dealt regularly at any time during the one (1) year period immediately preceding the termination of the Employee’s employment with the Employer for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the products or services then offered to the customer by the Employer’s Group;

(d)           influence or attempt to influence any supplier, customer, or potential customer of the Employer’s Group to terminate or modify any written or oral agreement or course of dealing with the Employer’s Group; or

(e)           (i) influence or attempt to influence any person to terminate or modify his employment (or other service relationship) with the Employer’s Group, or (ii) employ or retain directly or indirectly, any person employed or retained by the Employer’s Group as an employee or other service provider at any time during the six (6) month period preceding the effective date of the Employee’s termination.

14.           Specific Performance.  The Employee acknowledges that the services to be rendered by the Employee are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Employer’s business and the business of its subsidiaries and affiliates.  By reason of this, the Employee acknowledges consents and agrees that if the Employee violates any of the provisions of Sections 11, 12 or 13 hereof, the Employer would sustain irreparable injury and that money damages would not provide adequate remedy to the Employer and that, in addition to any other remedies the Employer might have, including money damages, the Employer shall be entitled to have Sections 11, 12 and 13 specifically enforced by any court having jurisdiction by means of any and all equitable remedies.  The provisions of Sections 10, 11, 12, 13, 14, 16 and 19 shall survive the termination of this Agreement.

15.           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be delivered personally by telecopier or by courier providing for next day delivery or sent by registered or certified mail return receipt requested to the following addresses:

To the Employer:

Maidenform, Inc.
154 Avenue E
Bayonne, New Jersey  07002
Attention:
Steven N. Masket
Telecopier:  201-436-9506

To the Employee:

Maurice Reznik
At the address on file with the Employer

With a copy to:

Gregory C. Schick

Of Counsel

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Any such notices shall be deemed given, if personally, upon delivery; if sent by certified or registered mail, 3 days after deposit (postage pre-paid) with the U.S. Mail Service; if by courier service providing for next day delivery, the next day following deposit with such courier; and, if telecopied, when telecopied.  Any party may change the address for notices by sending written notice of such change of address in accordance with this Section 15.

16.           Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns, and upon the Employee, his heirs and legal representatives.  This Agreement and all rights and obligations hereunder are personal to the Employee and shall not be assignable.

17.           Entire Agreement.  This Agreement embodies the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings in connection therewith.  Without limiting the generality of the foregoing, this Agreement, so long as it becomes effective under Section 2(a) above, supersedes the Employment Agreement dated as of June 1, 1998 between the Employer and the Employee which, upon the beginning of the Term of Employment hereunder, shall have no further force or effect.  The Agreement may be amended or modified only by a written instrument executed by both parties hereto.

18.           Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated.  To the extent required to enforce any provision of this Agreement, such provision may be reformed in order to preserve its validity if it would otherwise be held unenforceable.

19.           Indemnification.  The indemnification provisions in the Parent’s Amended and Restated Certificate of Incorporation covering officers of the Parent and the Employer shall apply to the Employee in his capacity as an employee (or former employee), such indemnification to be in addition to any other indemnification right in favor of the Employee.

20.           Withholding.  The Employer may deduct and withhold from any amounts which it is otherwise obligated to pay hereunder any amount which it may determine it is required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

21.           Governing Law.  This Agreement shall be subject to, and governed, construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAIDENFORM, INC.

By:	/s/ Thomas J. Ward	/s/ Maurice Reznik
	Thomas J. Ward	Maurice Reznik
Chief Executive Officer

Solely with respect to Sections 3(c), 4, and 19:

Maidenform Brands, Inc.

By:	/s/ Thomas J. Ward
Thomas J. Ward
Chief Executive Officer